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EXHIBIT 99.1



Subject:         Resigning from the board
   Date:         Wed, 8 Jan 2003 20:24:52 -0500
   From:         dmoul
     To:         Jim Scudder
     CC:         Jim Berntsen
                 Kevin Hainley
                 David Fisher
                 Jim Scudder

Jim,

Thank you for our e mail concerning my resignation from the board. I tendered this resignation after you indicated in our telephone conversation that you had legal opinion that you in fact had authority to sign the consulting agreement with Steven Schulman over the objection of Carroll Taylor and myself. In a tie vote on a four person board of directors you indicated that management had the right to break the tie. As you know we did not feel that this action was necessarily in the best interest of the shareholders. There is now concern on my part that your assertion about the legality of your action may not be correct. I would feel much better if the action you have taken on the consulting agreement was discussed in full at a formal board meeting. This is the reason a few hours later, with more information, I sent you my e mail advising that I wanted to rescind my message and call a board meeting to discuss the options more thoroughly.

I have no interest in pursuing this matter further, however I do insist that you disclose the fact in your filing with the SEC that I resigned because of my concern about the consulting agreement. Thank you.

Douglas W. Moul